Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) of MicroVision, Inc. pertaining to the 2013 MicroVision, Inc. Incentive Plan of our report dated March 13, 2015 relating to the consolidated financial statements of MicroVision, Inc., which expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern emphasis, and our report dated March 13, 2015 relating to the effectiveness of internal control over financial reporting, included in MicroVision, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Seattle, Washington

July 29, 2015